EX-99.j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Prospectus and incorporation in the Statement of Additional Information, constituting part of this Registration Statement of the Scout TrendStar Small Cap Fund, of our report dated November 13, 2008, relating to the financial statements and financial highlights of TrendStar Small-Cap Fund, one of the series of TrendStar Investment Trust, which appear in the September 30, 2008 Annual Report to Shareholders.

/s/Cohen Fund Audit Services, Ltd. Cohen Fund Audit Services, Ltd. Westlake, Ohio May 14, 2009